Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hudson City Bancorp, Inc.:

We consent to the use of our reports dated February 28, 2012 in this Registration Statement of M & T Bank Corporation with respect to the consolidated statements of financial condition of Hudson City Bancorp, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2011, all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ KPMG LLP

Short Hills, New Jersey

December 7, 2012